Exhibit 99.1

NEWS RELEASE

Media Relations:	Investor Relations:

ARAMARK Corporation	ARAMARK Corporation
Kristine Grow, 215-238-3538	Bobbi Chaville, 215-238-3726
grow-kristine@aramark.com	chaville-bobbi@aramark.com

ARAMARK PROVIDES THIRD QUARTER GUIDANCE UPDATE

PHILADELPHIA, July 12, 2006 – As previously disclosed, ARAMARK Corporation (NYSE: RMK), a world leader in providing professional services, has undertaken a review of its Uniform and Career Apparel – Direct Marketing segment in response to weaker performance, particularly in the healthcare apparel direct marketing business. As a result, the Company expects third quarter operating results will include a charge of about $0.15 per share. The charge will include goodwill impairment estimated at $0.12 per share and adjustments to asset and liability carrying values of about $0.03 per share.

In addition, third quarter results will reflect costs related to the termination of two unprofitable contracts in the U.S. Food and Support Services segment of approximately $0.02 per share and lower operating results in the Uniform and Career Apparel – Direct Marketing segment. As a result, the Company expects fully diluted earnings per share for the third quarter to be between $0.17 and $0.19, and for the fourth quarter to be between $0.48 and $0.52*, reflecting continuing lower Uniform and Career Apparel – Direct Marketing segment results.

“We are proceeding aggressively to address the challenges in the Direct Marketing segment of our uniforms business,” said Joseph Neubauer, Chairman and Chief Executive Officer of ARAMARK. “While we expect to experience continued operating challenges in this business in the fourth quarter, we are taking actions over the next several months which we believe will have a positive impact as we move into fiscal 2007.”

The Company will provide an update when it reports third quarter financial results on August 9, 2006.

*	Before the adoption of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.”

About ARAMARK

ARAMARK is a leader in professional services, providing award-winning food services, facilities management, and uniform and career apparel to health care institutions, universities and school districts, stadiums and arenas, and businesses around the world. In FORTUNE magazine’s 2006 list of “America’s Most Admired Companies,” ARAMARK was ranked number one in its industry, consistently ranking since 1998 as one of the top three most admired companies in its industry as evaluated by peers and industry analysts. The company was also ranked first in its industry in the 2006 FORTUNE 500 survey. Headquartered in Philadelphia, ARAMARK has approximately 240,000 employees serving clients in 20 countries. Learn more at the company’s Web site, www.aramark.com

Forward-Looking Statements

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; ramifications of any future terrorist attacks or increased security alert levels; increased operating costs, including labor-related and energy costs; shortages of qualified personnel or increases in labor costs; costs and possible effects of further unionization of our workforce; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration issues and costs; our ability to integrate and derive the expected benefits from our recent acquisitions; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; the impact of natural disasters on our sales and operating results; the risk that clients may become insolvent; the contract intensive nature of our business, which may lead to client disputes; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to food services, the environment, the Federal school lunch program, Federal and state employment and wage and hour laws and import and export controls and customs laws; dram shop compliance and litigation; contract compliance and administration issues, inability to retain current clients and renew existing client contracts; determination by customers to reduce their outsourcing and use of preferred vendors; seasonality; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of and elsewhere in ARAMARK’s SEC filings, copies of which may be obtained by contacting ARAMARK’s investor relations department via its website www.aramark.com.

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